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[VIZ LOGO]

                                                                          , 1999
8 EAST FORGE PARKWAY
FRANKLIN, MASSACHUSETTS 02038

Dear Stockholder:

     I am pleased to invite you to a Special Meeting of the stockholders of Thermo Vision Corporation ("Thermo Vision") at which you will be asked to approve an Agreement and Plan of Merger dated as of August 25, 1999 (the "Merger Agreement") by and among Thermo Vision, Thermo Instrument Systems Inc., the parent company of Thermo Vision ("Thermo Instrument"), and VIZ Acquisition Corporation, a newly formed subsidiary of Thermo Instrument (the "Merger Sub").
The Special Meeting will take place at 10:00 a.m. on                ,
            , 1999 at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

     Under the terms of the Merger Agreement, Merger Sub would merge with and into Thermo Vision, with Thermo Vision being the surviving corporation (the "Merger"). Each issued and outstanding share of Thermo Vision common stock (other than shares held by Thermo Instrument, Thermo Electron Corporation ("Thermo Electron") and stockholders who are entitled to and who have perfected their dissenters' rights under Delaware law) would be converted into the right to receive $7.00 in cash, without interest. Thermo Vision would become a private company and a wholly owned subsidiary of Thermo Instrument and Thermo Electron. The Merger is more fully described in the Merger Agreement, which is attached as Appendix A to the enclosed Proxy Statement. If you choose to dissent from approval of the Merger Agreement and wish to seek appraisal of the fair value of your shares of Thermo Vision common stock, please refer to the sections of the Proxy Statement regarding the rights of dissenting stockholders under Delaware law.

     Thermo Vision's Board of Directors believes that the proposed Merger is both substantively and procedurally fair to the stockholders, including the public stockholders, of Thermo Vision, and unanimously recommends that stockholders vote "FOR" approval of the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Merger Agreement, stockholders should be aware that three of the four members of the Thermo Vision Board of Directors are either directors of Thermo Instrument or Thermo Electron, or are current or former employees of Thermo Electron or its affiliates, and thus have interests that are in addition to, or different from, your interests as stockholders of Thermo Vision.

     Delaware law requires that a majority of the outstanding shares of Thermo Vision common stock entitled to vote at the Special Meeting vote in favor of the Merger Agreement for the Merger Agreement to be approved. Thermo Instrument, which owns approximately 78% of Thermo Vision's outstanding common stock, and Thermo Electron, which owns approximately 3% of Thermo Vision's outstanding common stock, intend to vote their shares in favor of the Merger Agreement, thus assuring that the Merger Agreement will be approved. However, under the Merger Agreement, approval of the Merger also requires the affirmative vote of a majority of the outstanding shares of the common stock of Thermo Vision voted at the Special Meeting that are not owned by Thermo Instrument, Thermo Electron or the officers and directors of Thermo Vision, Thermo Instrument, or Thermo
Electron. Only stockholders of record at the close of business on             ,
1999 will receive notice of and be able to vote at the Special Meeting or any adjournment or adjournments thereof.

     The accompanying Proxy Statement provides you with a summary of the proposed Merger and additional information about the parties involved and their interests. Please give all this information your careful attention. You can also obtain other information about Thermo Vision, Thermo Instrument and Thermo Electron from documents filed with the Securities and Exchange Commission.
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     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME
TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US TODAY. IF YOU DATE, SIGN AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE,
YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

     Your Board of Directors believes that the transaction with Thermo Instrument is in the best interests of Thermo Vision and its stockholders, including its public stockholders, and has unanimously approved it. Your Board of Directors unanimously recommends that stockholders vote for the approval of the Merger Agreement. On behalf of the Board of Directors, I urge you to sign, date and return the enclosed Proxy Card today.

     Please do not send any stock certificates to us now. If the Merger Agreement is approved, we will send you instructions concerning the surrender of your shares.

     Thank you for your interest and participation.



                                            Yours very truly,

                                            /s/ ROGER HERD
                                            ------------------------------------
                                            ROGER HERD
                                            President